Exhibit 99.1: Peoples Financial Corporation Press Release Dated October 18, 2005
FOR IMMEDIATE RELEASE
For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com
HURRICANE KATRINA IMPACTS
PEOPLES FINANCIAL CORPORATION NET INCOME
BILOXI, MS (October 18, 2005)— Peoples Financial Corporation (NASDAQ Small Cap: PFBX), parent of The Peoples Bank, recorded a 25% decrease in earnings for the nine months ended September 30, 2005, due to the effects of Hurricane Katrina, which devastated the Mississippi Gulf Coast on August 29, 2005.
“What had been shaping up as another very successful quarter took a significant hit from the 30-foot storm surge that swamped the entire economy of the Mississippi Gulf Coast,” said Chevis C. Swetman, chairman of the board and chief executive officer of the holding company and the bank.
“Thanks to the heroic efforts of our employees, many of whom had lost their homes, exactly one week after Hurricane Katrina destroyed most of the Mississippi Gulf Coast, our bank was operating ten out of 16 branches to serve customers and help restore commerce to the Coast,” added Swetman.
Net income for the nine-month period totaled $3,352,000, compared to $4,484,000 for the same period the year earlier. Earnings per share for the nine months declined to $.60 per average weighted share, compared to $.81 per share the year before.
Earnings per share figures are based on weighted average shares outstanding of 5,550,932 and 5,556,530 on September 30, 2005 and September 30, 2004, respectively.
For the third quarter, the Company reported a loss of ($1,767,000), compared to a profit of $1,425,420 for the same period in 2004.
The primary cause of the impact to earnings was an increase in the provision for potential loan losses. Based on an evaluation of the loan portfolio conducted in the few weeks since Katrina, the Company recorded a loan loss provision of $5,055,000 during the third quarter of 2005.
This provision is based on the Company’s established loan review procedures, and reflects a reasonable estimate of probable losses based on current information. There remains, however, a great deal of uncertainty involving insurance settlements, other forms of public assistance and the rate of recovery of the local economy, all of which could impact the assumptions made in our evaluation. The Company will continue to monitor these developments, work with individual customers and report on these efforts as appropriate.
Founded in 1896, with $769 million in assets as of September 30, 2005, The Peoples Bank currently operates 12 of its 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties following Hurricane Katrina and is working to open the closed branches as soon as repairs can be completed. In addition to a comprehensive range of retail and commercial banking services, the bank also operates an asset management department that has provided customers with financial, estate and retirement planning services since 1936. The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Small Cap Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.
This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

2 — YEAR FINANCIAL HIGHLIGHTS
(In Thousands, Except Per Share Amounts)
(Unaudited)

Earnings (1)

Nine Months Ended September 30,	2005	2004	Change

Net Income	$3,352	$4,484	-25%

Net Income Per Share	.60	0.81	-26%

Financial Condition

September 30,	2005	2004	Change

Total Assets	$769,099	$617,536	25%

Loans — Net of Unearned Discounts	348,872	324,439	8%

Investment Securities	235,198	215,026	9%

Total Deposits	507,962	418,722	22%

Shareholders’ Equity	87,233	86,319	1%

Book Value Per Share	15.72	15.54	1%

Selected Ratios

Return on average shareholders’ equity	5.17%	7.02%

Return on average total assets	0.66%	0.99%

Primary capital to average assets	14.43%	15.48%

Allowance for loan losses as a % Of loans, Net Of Unearned Discount	3.16%	2.04%

(1)	Based on weighted average shares outstanding of 5,550,932 and 5,556,530 at September 30, 2005 and 2004, respectively.